Exhibit 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2011

Rental revenues increase 14%

EPS up 2% to $0.53 for the Quarter and up 33% to $2.00 for the Year

Company announces 2% dividend increase

LIVERMORE, Calif.--(BUSINESS WIRE)--February 29, 2012--McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended December 31, 2011 of $85.2 million, an increase of 7%, compared to $79.9 million in the fourth quarter of 2010. The Company reported net income of $13.2 million, or $0.53 per diluted share for the fourth quarter of 2011, compared to net income of $12.7 million, or $0.52 per diluted share, in the fourth quarter of 2010.

Total revenues for the year ended December 31, 2011 were $342.7 million, compared to $291.4 million in 2010. Rental revenues increased 17% to $234.9 million in 2011 compared to $200.6 million in 2010. Net income for the year ended December 31, 2011 increased 36% to $49.6 million, compared to net income of $36.5 million in the prior year. Diluted earnings per share increased 33% to $2.00 in 2011 from $1.50 in 2010.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.235 per share for the quarter ending March 31, 2012, an increase of 2% over the prior year period. On an annualized basis, the 2012 dividend represents a 2.9% yield, based on the February 28, 2012 closing stock price. The cash dividend will be payable on April 30, 2012 to all shareholders of record on April 16, 2012.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our Company-wide 14% increase in rental revenues for the quarter from a year ago reflects very favorable business activity and rental revenue increases in both our tank and electronics rental businesses.

Our tank and box division rental revenues increased 46% to $17.2 million for the quarter, from $11.7 million a year ago. The strong increase in rental revenues was directly related to higher business activity levels and continued expansion of Adler’s rental equipment inventory. Income from operations was up 63% from a year ago to $9.6 million, as the business further leveraged existing employee and facility infrastructure, and also benefited from its base of longer term rentals.

Our electronics division rental revenues for the quarter increased by $2.9 million, or 13%, to $25.3 million from a year ago. Income from operations increased by $1.3 million, or 18%, to $8.6 million. In addition to higher rental revenues, our electronics business also benefited from lower depreciation and laboratory costs as a percentage of rental revenues, as well as slightly higher gross profit on equipment sales from a year ago.

Modular division rental revenues for the fourth quarter decreased by $0.5 million, or 2%, to $20.3 million from a year ago. Rental revenues grew by 15% quarter over quarter in our markets outside of California; however, they declined by 12% within the state. California continues to be plagued by fiscal and budgetary challenges. Quarter over quarter income from operations decreased by 30% from a year ago to $6.1 million; however, modular rental operations gross profit declined only 7%, more closely in line with the reduction in rental revenue. The higher percentage reduction in income from operations was due primarily to higher SG&A expenses associated with the continued expansion of our portable storage rental business and divisional employee costs, as well as lower gross profit on equipment sales.

Our portable storage and environmental test equipment businesses both continued to make good progress in their market penetration, booking levels, and rental revenue growth during the quarter. We continue to work hard to grow both of these initiatives.

During 2011, we had a net addition of over $101 million in original cost of rental assets. These rental products are primarily for the growth of Adler Tank Rentals, and for our test equipment and portable storage businesses. I am very pleased to share that McGrath RentCorp achieved a key milestone in January, 2012, in reaching $1.0 billion in original cost of rental equipment under management. Overall, McGrath RentCorp’s 33% increase in EPS for 2011 over 2010 validates the strategy and prudency of a platform of diverse rental products and geographies.”

All comparisons presented below are for the quarter ended December 31, 2011 to the quarter ended December 31, 2010 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2011, the Company’s Mobile Modular division reported a 30% decrease in income from operations to $6.1 million. Rental revenues decreased 2% to $20.3 million and other direct costs increased 2% to $4.7 million, which resulted in a decrease in gross profit on rental revenues of 5% to $12.1 million. Sales revenues decreased 34% to $3.6 million, with gross profit on sales revenues decreasing 42% to $0.9 million due to lower used equipment sales revenues in the fourth quarter of 2011. Selling and administrative expenses increased 15% to $8.1 million, primarily as a result of increased investment in our portable storage growth initiative.

TRS-RENTELCO

For the fourth quarter of 2011, the Company’s TRS-RenTelco division reported an 18% increase in income from operations to $8.6 million. Rental revenues increased 13% to $25.3 million, which together with flat depreciation expense of $9.5 million and other direct costs increasing from $3.3 million to $3.4 million, resulted in an increase in gross profit on rental revenues of 28% to $12.5 million. Sales revenues increased 2% to $7.1 million, with gross profit on sales increasing 4% to $2.8 million, primarily due to higher gross margins on used equipment sales revenues in the fourth quarter of 2011. Selling and administrative expenses increased 24% to $7.0 million, primarily due to increased salary and benefits costs.

ADLER TANKS

For the fourth quarter of 2011, the Company’s Adler Tanks division reported a 63% increase in income from operations to $9.6 million. Rental revenues increased 46% to $17.2 million, which resulted in an increase in gross profit on rental revenues of 56% to $13.4 million. Rental related services revenues increased 46% to $3.8 million, with gross profit on rental related services revenues doubling to $1.2 million. Selling and administrative expenses increased 46% to $5.0 million, primarily due to increased personnel and benefits costs and bad debt expenses.

OTHER FOURTH QUARTER HIGHLIGHTS

  Debt increased $6.9 million during the quarter to $296.5 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.90 to 1 at September 30, 2011 to 0.89 to 1 at December 31, 2011. As of December 31, 2011, the Company had capacity to borrow an additional $158.5 million under its lines of credit.
  Dividend rate increased 2% to $0.23 per share for the fourth quarter 2011 compared to the fourth quarter 2010. On an annualized basis, this dividend represents a 2.8% yield on the February 28, 2012 close price of $32.37.
  Adjusted EBITDA increased 8% to $42.5 million for the fourth quarter of 2011. At December 31, 2011, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 1.84 to 1 compared to 2.01 to 1 at December 31, 2010. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company expects 2012 full-year earnings per share to be in a range of $2.02 to $2.12 per diluted share.

In 2012, the Company expects approximately 8% to 10% growth in rental operations revenues over 2011 and sales revenues comparable to 2011. The Company expects strongest revenue growth in Adler Tanks. However, a significant level of uncertainty remains in the California modular rental market. Rental equipment depreciation expense is expected to increase to $65 to $66 million, driven by rental fleet growth. Selling and administrative costs are expected to increase to approximately $84 to $86 million to support business growth, and continued investment in Adler Tanks and our portable storage initiative. Full year interest expense is forecasted to be approximately $9 million. The Company expects the 2012 effective tax rate to be 39.2% and the diluted share count to increase to approximately 25.3 to 25.7 million shares. These forward-looking statements reflect McGrath RentCorp’s expectations as of February 29, 2012. Actual 2012 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
Environmental Test Equipment – www.TRS-Environmental.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of February 8, 2012, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 29, 2012 to discuss the fourth quarter 2011 results. To participate in the teleconference, dial 1-877-941-1427 (in the U.S.), or 1-480-629-9664 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4503262.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: fiscal and budgetary challenges in California; continued expansion of our portable storage rental business and environmental test equipment business; continued expansion of Adler Tank's rental equipment inventory; increased investment in our portable storage growth initiative; and our statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers’ need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in our Form 10-K for the year ended December 31, 2011 which is expected to be filed with the SEC on February 29, 2012, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

REVENUES
Rental	$62,798	$54,957	$234,906	$200,615
Rental Related Services	10,870	8,984	39,486	34,702
Rental Operations	73,668	63,941	274,392	235,317
Sales	11,176	15,520	66,382	54,055
Other	362	482	1,896	2,028
Total Revenues	85,206	79,943	342,670	291,400

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	15,393	14,734	60,187	56,399
Rental Related Services	8,491	6,821	30,692	26,542
Other	9,380	9,161	39,859	40,007
Total Direct Costs of Rental Operations	33,264	30,716	130,738	122,948
Costs of Sales	7,749	10,772	45,141	37,637
Total Costs of Revenues	41,013	41,488	175,879	160,585
Gross Profit	44,193	38,455	166,791	130,815
Selling and Administrative Expenses	20,843	16,650	78,127	65,579
Income from Operations	23,350	21,805	88,664	65,236
Interest Expense	2,119	1,539	7,606	6,186
Income Before Provision for Income Taxes	21,231	20,266	81,058	59,050
Provision for Income Taxes	8,004	7,523	31,456	22,571
Net Income	$13,227	$12,743	$49,602	$36,479

Earnings Per Share:
Basic	$0.54	$0.53	$2.04	$1.52
Diluted	$0.53	$0.52	$2.00	$1.50
Shares Used in Per Share Calculation:
Basic	24,431	24,085	24,349	23,944
Diluted	24,892	24,500	24,760	24,289

Cash Dividends Declared Per Share	$0.230	$0.225	$0.920	$0.900

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31,	December 31,
(in thousands)	2011	2010

ASSETS
Cash	$1,229	$990
Accounts Receivable, net of allowance for doubtful
accounts of $1,500 in 2011 and $1,700 in 2010	92,671	76,488
Income Taxes Receivable	—	6,131

Rental Equipment, at cost:
Relocatable Modular Buildings	539,147	514,548
Electronic Test Equipment	258,586	250,125
Liquid and Solid Containment Tanks and Boxes	201,456	133,095
	999,189	897,768
Less Accumulated Depreciation	(326,043)	(306,188)
Rental Equipment, net	673,146	591,580

Property, Plant and Equipment, net	94,702	83,861
Prepaid Expenses and Other Assets	17,170	13,944
Intangible Assets, net	12,311	12,868
Goodwill	27,700	27,700
Total Assets	$918,929	$813,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$296,500	$265,640
Accounts Payable and Accrued Liabilities	58,854	49,612
Deferred Income	25,067	23,790
Deferred Income Taxes, net	205,366	179,543
Total Liabilities	585,787	518,585

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,576 shares in 2011 and
24,235 shares in 2010	74,878	63,623
Retained Earnings	258,264	231,354
Total Shareholders’ Equity	333,142	294,977
Total Liabilities and Shareholders’ Equity	$918,929	$813,562

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended December 31,
(in thousands)	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$49,602	$36,479
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	67,395	62,577
Provision for Doubtful Accounts	1,755	1,494
Non-Cash Stock-Based Compensation	5,221	4,227
Gain on Sale of Used Rental Equipment	(12,444)	(11,728)
Change In:
Accounts Receivable	(17,938)	(7,385)
Income Taxes Receivable	6,131	120
Prepaid Expenses and Other Assets	(3,226)	296
Accounts Payable and Accrued Liabilities	5,715	3,399
Deferred Income	1,277	(954)
Deferred Income Taxes	25,823	12,073
Net Cash Provided by Operating Activities	129,311	100,598

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments related to Acquisition of Adler Tanks	—	(39)
Purchase of Rental Equipment	(154,963)	(122,749)
Purchase of Property, Plant and Equipment	(17,204)	(12,144)
Proceeds from Sale of Used Rental Equipment	28,453	28,694
Net Cash Used in Investing Activities	(143,714)	(106,238)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Payments) Under Bank Lines of Credit	(57,140)	30,306
Borrowings Under Private Placement	100,000	—
Principal Payments on Senior Notes	(12,000)	(12,000)
Proceeds from the Exercise of Stock Options	5,054	7,506
Excess Tax Benefit from Equity Awards	980	1,021
Payment of Dividends	(22,252)	(21,390)
Net Cash Provided by Financing Activities	14,642	5,443

Net Increase (Decrease) in Cash	239	(197)
Cash Balance, beginning of period	990	1,187
Cash Balance, end of period	$1,229	$990

Interest Paid, during the period	$6,877	$6,306
Net Income Taxes Paid (Refunds Received), during the period	$(1,480)	$9,342
Dividends Accrued	$5,952	$5,513
Rental Equipment Acquisitions, not yet paid	$8,186	$5,388

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended December 31, 2011

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,280	$25,324	$17,194	$—	$62,798
Rental Related Services	6,177	860	3,833	—	10,870
Rental Operations	26,457	26,184	21,027	—	73,668
Sales	3,631	7,131	41	373	11,176
Other	111	208	43	—	362
Total Revenues	30,199	33,523	21,111	373	85,206

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,474	9,478	2,441	—	15,393
Rental Related Services	5,047	834	2,610	—	8,491
Other	4,677	3,370	1,333	—	9,380
Total Direct Costs of Rental Operations	13,198	13,682	6,384	—	33,264
Costs of Sales	2,778	4,333	161	477	7,749
Total Costs of Revenues	15,976	18,015	6,545	477	41,013

Gross Profit (Loss)
Rental	12,129	12,476	13,420	—	38,025
Rental Related Services	1,130	26	1,223	—	2,379
Rental Operations	13,259	12,502	14,643	—	40,404
Sales	853	2,798	(120)	(104)	3,427
Other	111	208	43	—	362
Total Gross Profit	14,223	15,508	14,566	(104)	44,193
Selling and Administrative Expenses	8,104	6,955	4,994	790	20,843
Income (Loss) from Operations	$6,119	$8,553	$9,572	$(894)	23,350
Interest Expense					2,119
Provision for Income taxes					8,004
Net Income					$13,227

Other Information
Average Rental Equipment [1]	$512,757	$264,840	$184,365
Average Monthly Total Yield [2]	1.32%	3.19%	3.11%
Average Utilization [3]	67.1%	67.7%	86.8%
Average Monthly Rental Rate [4]	1.96%	4.71%	3.58%
  Average Rental Equipment represents the cost of rental equipment excluding accessory equipment.
  For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
  Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
  Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
  Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended December 31, 2010

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,759	$22,457	$11,741	$—	$54,957
Rental Related Services	5,741	618	2,625	—	8,984
Rental Operations	26,500	23,075	14,366	—	63,941
Sales	5,543	6,997	150	2,830	15,520
Other	87	378	17	—	480
Total Revenues	32,130	30,450	14,533	2,830	79,943

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,443	9,490	1,801	—	14,734
Rental Related Services	4,256	547	2,018	—	6,821
Other	4,584	3,250	1,327	—	9,161
Total Direct Costs of Rental Operations	12,283	13,287	5,146	—	30,716
Costs of Sales	4,071	4,319	106	2,276	10,772
Total Costs of Revenues	16,354	17,606	5,252	2,276	41,488

Gross Profit (Loss)
Rental	12,732	9,717	8,613	—	31,062
Rental Related Services	1,485	71	607	—	2,163
Rental Operations	14,217	9,788	9,220	—	33,225
Sales	1,472	2,678	44	554	4,748
Other	87	378	17	—	482
Total Gross Profit	15,776	12,844	9,281	554	38,455
Selling and Administrative Expenses	7,070	5,623	3,411	546	16,650
Income from Operations	$8,706	$7,221	$5,870	$8	21,805
Interest Expense					1,539
Provision for Income taxes					7,523
Net Income					$12,743

Other Information
Average Rental Equipment [1]	$496,397	$250,651	$122,964
Average Monthly Total Yield [2]	1.39%	2.99%	3.18%
Average Utilization [3]	67.4%	66.2%	81.8%
Average Monthly Rental Rate [4]	2.07%	4.51%	3.89%
  Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For
  Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
  Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
  Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
  Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Twelve Months Ended December 31, 2011

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$79,969	$95,694	$59,243	$—	$234,906
Rental Related Services	24,063	3,133	12,290	—	39,486
Rental Operations	104,032	98,827	71,533	—	274,392
Sales	20,152	25,164	278	20,788	66,382
Other	425	1,324	147	—	1,896
Total Revenues	124,609	125,315	71,958	20,788	342,670

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,780	38,039	8,368	—	60,187
Rental Related Services	18,835	2,848	9,009	—	30,692
Other	21,940	13,272	4,647	—	39,859
Total Direct Costs of Rental Operations	54,555	54,159	22,024	—	130,738
Costs of Sales	14,861	14,087	315	15,878	45,141
Total Costs of Revenues	69,416	68,246	22,339	15,878	175,879

Gross Profit (Loss)
Rental	44,249	44,383	46,228	—	134,860
Rental Related Services	5,228	285	3,281	—	8,794
Rental Operations	49,477	44,668	49,509	—	143,654
Sales	5,291	11,077	(37)	4,910	21,241
Other	425	1,324	147	—	1,896
Total Gross Profit	55,193	57,069	49,619	4,910	166,791
Selling and Administrative Expenses	32,131	25,921	16,698	3,377	78,127
Income from Operations	$23,062	$31,148	$32,921	$1,533	88,664
Interest Expense					7,606
Provision for Income taxes					31,456
Net Income					$49,602

Other Information
Average Rental Equipment [1]	$504,276	$258,995	$157,917
Average Monthly Total Yield [2]	1.32%	3.08%	3.13%
Average Utilization [3]	67.1%	66.0%	86.2%
Average Monthly Rental Rate [4]	1.97%	4.66%	3.63%
  Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For
  Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
  Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
  Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
  Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Twelve Months Ended December 31, 2010

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$82,648	$82,540	$35,427	$—	$200,615
Rental Related Services	22,947	2,240	9,515	—	34,702
Rental Operations	105,595	84,780	44,942	—	235,317
Sales	20,685	21,443	232	11,695	54,055
Other	432	1,539	57	—	2,028
Total Revenues	126,712	107,762	45,231	11,695	291,400

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,734	37,017	5,648	—	56,399
Rental Related Services	17,156	2,001	7,385	—	26,542
Other	23,087	12,587	4,333	—	40,007
Total Direct Costs of Rental Operations	53,977	51,605	17,366	—	122,948
Costs of Sales	15,833	12,682	180	8,942	37,637
Total Costs of Revenues	69,810	64,287	17,546	8,942	160,585

Gross Profit
Rental	45,827	32,936	25,446	—	104,209
Rental Related Services	5,791	239	2,130	—	8,160
Rental Operations	51,618	33,175	27,576	—	112,369
Sales	4,852	8,761	52	2,753	16,418
Other	432	1,539	57	—	2,028
Total Gross Profit	56,902	43,475	27,685	2,753	130,815
Selling and Administrative Expenses	28,309	22,421	12,161	2,688	65,579
Income from Operations	$28,593	$21,054	$15,524	$65	65,236
Interest Expense					6,186
Provision for Income taxes					22,571
Net Income					$36,479

Other Information
Average Rental Equipment [1]	$491,364	$244,425	$101,263
Average Monthly Total Yield [2]	1.40%	2.81%	2.92%
Average Utilization [3]	67.7%	66.0%	76.0%
Average Monthly Rental Rate [4]	2.07%	4.26%	3.84%
  Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For
  Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.
  Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
  Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.
  Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents Adjusted EBITDA, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net Income	$13,227	$12,743	$49,602	$36,479
Provision for Income Taxes	8,004	7,523	31,456	22,571
Interest	2,119	1,539	7,606	6,186
Income from Operations	23,350	21,805	88,664	65,236
Depreciation and Amortization	17,649	16,308	67,395	62,577
Non-Cash Stock-Based Compensation	1,512	1,072	5,221	4,227
Adjusted EBITDA [1]	$42,511	$39,185	$161,280	$132,040

Adjusted EBITDA Margin [2]	50%	49%	47%	45%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA [1]	$42,511	$39,185	$161,280	$132,040
Interest Paid	(3,171)	(1,776)	(6,877)	(6,306)
Net Income Taxes (Paid) Refunds Received	4,915	(1,312)	1,480	(9,342)
Gain on Sale of Rental Equipment	(2,731)	(3,583)	(12,444)	(11,728)
Change in certain assets and liabilities:
Accounts Receivable, net	(3,030)	12,423	(16,183)	(5,891)
Prepaid Expenses and Other Assets	(3,117)	1,645	(3,226)	296
Accounts Payable and Other Liabilities	(10,198)	(3,780)	4,004	2,483
Deferred Income	(364)	(8,351)	1,277	(954)
Net Cash Provided by Operating Activities	$24,815	$34,451	$129,311	$100,598
  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.
  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt
Chief Financial Officer
925-606-9200